SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2009

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015

(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200

(Registrant's Telephone Number, Including Area Code)

_____________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Re-Issued Financial Statements

Lexington Realty Trust, which we refer to as the Trust, is re-issuing, in an updated format, its historical financial statements contained in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, which we refer to as the 2008 Annual Report, to satisfy Securities and Exchange Commission, or SEC, requirements as they relate to the adoptions by the Trust in 2009 of  (1) Financial Accounting Standards Board, or FASB, Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which we refer to as FSP 14-1; (2) FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which we refer to as EITF 03-6-1; and (3) Statement of Financial Accounting Standards No.160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51, which we refer to as SFAS No.160.

In accordance with FSP 14-1, the Trust has separately accounted for the liability and equity components of its 5.45% Exchangeable Guaranteed Notes due 2027 in a manner that reflects the Trust’s nonconvertible debt borrowing rate for each period presented (including the comparable period of the prior year) in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which we refer to as the Quarterly Reports. Under SEC rules, the same accounting treatment is required for previously issued annual financial statements for each of the three years presented in the 2008 Annual Report, if those financial statements are incorporated by reference in subsequent filings with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, even though those financial statements relate to periods prior to the date of adoption of FSP 14-1. The adoption of FSP 14-1 resulted in the recognition of an aggregate unamortized debt discount of $6,926 and $19,462 as of December 31, 2008 and 2007, respectively, in the Trust’s Consolidated Balance Sheets (dollars in thousands). The Trust also recognized an increase in interest expense and debt satisfaction gain reduction, net of noncontrolling interest, for each reporting period as follows:

For the year ended December 31	Interest expense ($000s)	Debt satisfaction gain reduction ($000s)
2006	$ --	$ --
2007	$ 1,602	$ --
2008	$ 1,997	$ (3,714)

In accordance with EITF 03-6-1, the Trust has treated unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents as participating securities as defined in EITF Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share, which we refer to as SFAS 128, and accordingly has included unvested share-based payment awards in the earnings allocation in computing earnings per share under the two-class method described in SFAS 128, for each period presented (including the comparable period of the prior year) in the Quarterly Reports. Under SEC rules, the same application is required for previously issued annual financial statements for each of the three years presented in the 2008 Annual Report, if those financial statements are incorporated by reference in subsequent filings with the SEC under the Securities Act, even though those financial statements relate to periods prior to the date of adoption of EITF 03-6-1. This retrospective application has no effect on the Trust’s reported net income.

In compliance with SFAS No. 160, the Trust has reported noncontrolling interests as a component of consolidated equity for each period presented (including the comparable period of the prior year) in the Quarterly Reports. Under SEC rules, the same application is required for previously issued annual financial statements for each of the three years presented in the 2008 Annual Report, if those financial statements are incorporated by reference in subsequent filings with the SEC under the Securities Act, even though those financial statements relate to periods prior to the date of adoption of SFAS No. 160.

           The Trust has also included the updated 2008 financial statements of Lex-Win Concord LLC in this Current Report on Form 8-K, which we refer to as this Current Report.  The financial statements of Lex-Win Concord LLC have been reissued with an opinion by its independent registered public acounting firm, PricewaterhouseCoopers LLP, as of August 26, 2009, updated with an explanatory paragraph to reflect substantial doubt about Lex-Win Concord LLC's ability to continue as a going concern.  Also, Items 7 and 8 of the 2008 Annual Report have been modified to include certain unaudited and material events occurring subsequent to the filing of the 2008 Annual Report relating to Lex-Win Concord LLC's investment in Concord Debt Holdings LLC, which we refer to as Concord.

This Current Report updates Items 6, 7 and 8 of, and Exhibits 12 and 99.1 to, the 2008 Annual Report to reflect the adoption of FSP 14-1, EITF 03-6-1 and SFAS No. 160, effective January 1, 2009, and certain unaudited and material events occurring subsequent to December 31, 2008 relating to its investment in Lex-Win Concord LLC.  With the exception of the foregoing and the updated risk factors set forth below, all other items of the 2008 Annual Report remain unchanged. The Trust has not made any attempt to update the matters in the 2008 Annual Report, except to the extent expressly provided above and below.

Updated Risk Factors

            The following risk factors update, and are in addition to, the risk factors set forth in the 2008 Annual Report:

            The widening of credit spreads has had and will continue to have a negative impact on the value of Concord’s assets.

            The fair value of Concord’s loan assets and loan securities is dependent upon the yield demanded on these assets by the market based on the underlying credit. A large supply of these loan assets and loan securities combined with reduced demand will generally cause the market to require a higher yield on these loan assets and loan securities, resulting in a higher, or “wider,” spread over the benchmark rate of such loan assets and loan securities. Under these conditions, such as those that we are currently experiencing, the value of loan assets and loan securities in Concord’s portfolio has and will decline. Such changes in the market value of Concord’s portfolio has and will adversely affect Concord’s net equity through its impact on unrealized gains or losses on available-for-sale loan assets and loan securities, and therefore Concord’s cash flow since Concord would be unable to realize gains through sale of such loan assets and loan securities. Also, they have and could continue to adversely affect Concord’s ability to borrow and access capital.

            Concord prices its assets based on its assumptions about future credit spreads for financing of those assets. In the past, Concord has obtained longer term financing for its assets using structured financing techniques, such as its CDO. Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps or LIBOR. If the spread that investors are paying on structured finance vehicles over the benchmark widens and the rates Concord charges on its securitized assets are not increased accordingly, this may reduce Concord’s income or cause losses.

            The repurchase agreements that Concord uses to finance its investments may require it to provide additional collateral.

            If the market value of the loan assets and loan securities pledged or sold by Concord to counterparties decline in value, which decline is determined, in most cases, by the repurchase counterparties, Concord may be required by the repurchase counterparties to provide additional collateral or pay down a portion of the funds advanced. Posting additional collateral to support its repurchase facilities will reduce Concord’s return on assets and liquidity as well as limit its ability to leverage its assets. If Concord cannot post additional collateral, Concord will be required to satisfy the margin calls in cash. Accordingly, if Concord is required to use its cash, or if it does not have sufficient cash, to meet such requirements, absent additional capital from us and/or others, it will result in a rapid deterioration of Concord’s financial condition and solvency as well as the loss of assets to the repurchase counterparties, thereby adversely affecting our investment in Concord. In this regard, Concord is required to reduce the outstanding balance under its repurchase agreement with Column Financial, Inc., which had an outstanding balance of approximately $103.1 million as of June 30, 2009, to $80.0 million by September 30, 2009 and to $60.0 million by December 31, 2009. It is expected these reductions will be satisfied, if at all, from sales of certain assets pledged under the repurchase agreement.

            The credit and capital market deterioration has significantly strained Concord’s liquidity.

            The inability of Concord to obtain replacement financing coupled with pending maturities and margin calls on its repurchase obligations has significantly strained Concord’s liquidity as cash from operations is required to be used primarily to satisfy repayments under repurchase agreements and margin calls. Until there is a recovery in the credit and capital markets and depending on the timing and extent of margin calls and loan defaults, Concord will likely have to utilize its cash flow to meet regular debt service payments as well as margin calls on its repurchase facilities and preferred distribution payments. In addition, if alternative financing is not available or the level of defaults on Concord’s loan assets and loan securities increases, Concord may not have sufficient liquidity to satisfy its debt obligations which may require Concord to liquidate assets at unfavorable pricing, and thereby adversely affect the recovery of our investment in Concord.

           Credit ratings assigned to Concord’s investments are subject to ongoing evaluations and we cannot be sure that the ratings currently assigned to Concord’s investments will not be downgraded.

            Some of Concord’s investments are rated by the major rating agencies. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies. If rating agencies assign a lower rating or reduce, or indicate that they may reduce, their ratings of Concord’s investments, the market value of those investments could significantly decline, which could have an adverse affect on Concord’s financial condition by causing additional margin calls and making it more difficult to replace assets in Concord’s CDO.

           We may not recover any of our equity investment in Concord.

            For the quarter ended June 30, 2009, Concord was in default under several of its warehouse and credit facilities and, as of June 30, 2009, we wrote down our investment in Concord to zero. While the writedown of our investment in Concord to zero for financial statement purposes should not convey to investors that we and our partners have ceased to work towards equity recovery, there can be no assurance that we will recover any of our investment in Concord.

            In addition, as of August 26, 2009, Concord’s independent registered public accounting firm reissued its audit report, dated March 1, 2009, relating to Concord’s financial statements at December 31, 2008 to raise substantial doubt as to Concord’s ability to continue as a going concern because Concord had suffered losses from operations and was in violation of certain debt covenants, as a result of certain events that occurred subsequent to the date of their original report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

12	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

99.1	2008 Annual Report:
Item 6. Selected Financial Data

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 8. Financial Statements and Supplementary Data

99.2	Financial Statements of Lex-Win Concord LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: September 1, 2009	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer

Exhibit Index

12.	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

99.1	2008 Annual Report:
Item 6. Selected Financial Data

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 8. Financial Statements and Supplementary Data

99.2	Financial Statements of Lex-Win Concord LLC